Exhibit 99.2

Press Release #201816	FOR IMMEDIATE RELEASE	June 11, 2018

Innovative Lithium Extraction Technique, Summary of Testing

Kelowna, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce the following synthetic lithium brine testing update for the recovery of Lithium compounds by our technology partner, Genesis Water Technologies Inc. (GWT), a leader in specialized water treatment solutions.

Over the past several months, GWT designed, built and tested a bench scale pilot plant to recover Li2CO3 from synthetic brine solutions created from Enertopia’s Clayton Valley, Nevada project. These synthetic brines were made by dissolving host lithium oxide surface rock in distilled water acidified with HCL or by using a distilled water solution raised to Ph 10.5 to Ph 11.0 by addition of NaOH.

The goals of this completed testing were to achieve the recovery of battery grade Lithium Carbonate from the synthetic brine. The solutions were passed through separate recovery lines. One line processed the brine using GWT’s electrolysis (ES) method. The low voltage ES system allowed for the removal of impurities by altering the input DC voltages to the system. The second recovery line used a single Ion Exchange (IE) column for the removal of impurities from the brine.

Over the next three weeks all of the synthetic brine samples that were treated, as well as the collected and dried  Li2CO3 product from each test, will be assayed and assays are expected to be received from 3rd party independent labs. The finished  Li2CO3 product will be first analyzed via ICP methods to test that they meet the required Industrial grade 99% or battery grade 99.5% purity and that they contain impurities only below the maximum allowed by weight.

“Genesis Water Technologies looks forward to the 3rd party assay results from the synthetic brine samples and our GWT Enerlet Lithium recovery process. We are enthusiastic to be on the cutting edge of advancements in lithium extraction to provide battery grade lithium to industry,” Stated GWT’s Technical Manager Nick Nicholas.

NEXT STEPS:

  The company continues to work aggressively to unlock the value of the lithium-bearing sediments at and near the surface at the Clayton Valley lithium project. The lithium bearing sediments are contained in an uplifted block of sediments along the eastern flank of Clayton Valley, NV. Recently, Cypress Development released a 43-101 Technical Report indicating that they had outlined a large, multi-million tonne Li2CO3 resource in similar sediments adjacent to our western project boundary. We believe this is a strong indication that there is resource potential on our project as well. Noram Ventures, whose property is adjacent to our eastern property boundary, announced that they had started drilling to expand upon their 43- 101 Li2CO3 resource in sediments as well. We are currently compiling data for our first drill program as this will be necessary for selecting the location of source rock for our proposed pilot plant. Other preliminary work includes the comparative review of onsite or offsite processing of the material for the pilot plant and pilot plant location. Due to the excellent infrastructure in the area, the company has several options that are currently being explored.

  The company is very encouraged by the material project developments by Cypress Development and Noram Ventures adjacent to our project. We are further encouraged by our advances, and those of other companies as well, in the recovery of Lithium from various depositional environments and its conversion to carbonate and or hydroxide battery materials.

  Recent industry news May 30, 2018, from the International Energy Agency (IEA) estimates that by 2030 electric vehicles on the road will go from 3 million today to 125 million by 2030 with the upside potential of 220 million electric vehicles on the road by 2030. One thing that the market has not looked at from the demand side will be the growing demand for replacement Li-Ion batteries five to seven years after original purchase. The Li-Ion battery has been and will continue to be the instrument for transformational change in our growing mobile world. From cell phones, wearables, EV’s, Li-Ion batteries have made our lives more connected and mobile than ever before.

  “Enertopia looks forward to providing updates in the coming weeks as to the results of the bench test analysis and our ongoing project work at our 100% owned Clayton Valley, NV, Lithium project, as well as continuing due diligence in the technology and mineral sectors. Modern technology is revolutionizing ways to mine and protect our environment. We are enthusiastic about becoming leaders in this evolution,” Stated President and CEO Robert McAllister

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia:
A Company focused on using modern technology to build shareholder value. Working closely with Genesis Water Technologies (GWT) on an exclusively licensed process (Enerlet) with the goal to recover and produce battery grade lithium carbonate.

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

About Genesis Water Technologies (GWT):

GWT is a global specialized water treatment solution’s company focused on providing innovative & sustainable solutions for specialized industrial and municipal water treatment applications. For additional information please visit www.GenesisWaterTech.com

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the bench test for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.